EXHIBIT 99.1

FOR IMMEDIATE RELEASE
PROGENICS PHARMACEUTICALS TO WEBCAST
 INVESTOR AND ANALYST DAY JULY 18, 2013

TARRYTOWN, NY, July 16, 2013 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) will webcast its upcoming investor and analyst day, taking place July 18, 2013 from 2:30pm – 5:30pm ET.  Guest speakers Jonathan Simons, M.D., president & chief executive officer of the Prostate Cancer Foundation, and John Babich, Ph.D., co-founder and former CEO of Progenics' Molecular Insight subsidiary, will join Progenics executives in providing an update on commercial and pipeline products and candidates, business development and corporate outlook.

The live webcast will be available in the Events section of the Progenics website, www.progenics.com/events.cfm. To ensure a timely connection, users should register at least 15 minutes prior to the scheduled start. An archive of the event will be available for 90 days.

About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both in Phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AzedraTM, an ultra-orphan radiotherapy candidate also in phase 2 under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. is developing Relistor in Japan. For additional information, please visit www.progenics.com.

This release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Contacts for Progenics Pharmaceuticals:
Kathleen Fredriksen
Director, Corporate Development
(914) 789-2871
kfredriksen@progenics.com